MEMORANDUM OF AGREEMENT	Norwegian Shipbrokers’ Association’s Memo-randum of Agreement for sale and purchase of ships. Adopted by The Baltic and International Maritime Council (BIMCO) in 1956.
Dated: 7th February 2007	Code-name SALEFORM 1993 Revised 1966, 1983 and 1986/87.

MARCO POLO SEATRADE B.V. – Amsterdam / The Netherlands

hereinafter called the Sellers, have agreed to sell, and

A company to be named and guaranteed by Cardiff Marine Inc. of Monrovia, Liberia.

hereinafter called the Buyers, have agreed to buy the

Name: m/v “RIALTO”

Classification Society/Class:	NKK / NS* (BULK CARRIER, Strengthened for Heavy Cargoes Nos. 2,4 & 6 Holds may be empty) (ESP), MNS*

Built: 1996	By: Sanoyas Hishino Melsho Corp., Mizushima

Flag: Liberian	Place of Registration: Monrovia, Liberia

Call sign: ELSV3	Gt/Nt: 36,559 / 23,279

Imo Number: 9109483

hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open both in the country of the currency Stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

“in writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication

“Classification Society” or “Class” means the Society referred to in line 4.

1.	Purchase Price:	U.S.A. Dollars 41.250.000.- (Forty One million, Two Hundred and Fifty Thousand USA Dollars) cash.
2.	Deposit

As security for the correct fulfillment of this Agreement the Buyers shall pay a deposit of 10% (ten percent) of the Purchase Price within 3 (three) banking days counting from the day Buyers have lifted their Board of Directors subject.

This deposit shall be placed in an interest bearing account with Royal Bank of Scotland Plc, Shipping Business Centre, 5-10 Great Tower Street, London EC3P 3HX.

and held by them in a joint account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.

3.	Payment

The said Purchase Price shall be paid cash, In full free of bank charges and without deductions to Sellers’ nominated bank, on delivery of the Vessel, but not later than 3 banking days after the vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

The balance 90% (ninety percent) of the purchase price, together with the cost of lubricating oils and any extras as agreed, shall be paid into the the Buyers’ account or into the Buyers’ financing bank account at Sellers’ nominated bank, 3 (three) banking days prior to expected time of physical delivery and closing as per the Notice of Readiness, tendered by The Sellers to the Buyers according to clause 5 of the MOA.

Both the 10% (ten percent) deposit and 90% (ninety percent) of the balance price plus the cost of lubricating oils plus any extras, as agreed, in the MOA to be released to the Sellers’ nominated account at the date and time of delivery in exchange for the documents as agreed in the MOA and a fax signed or original signed Protocol of Delivery and Acceptance signed by the Sellers’ and Buyers’ nominated authorised person (s).

Closing to take place at Sellers’ designated office or bank, at any time of day or night, which to be nominated by Sellers in due time.

4	Inspections
~~a)*~~

The Buyers have waived their right to inspect the vessel and her class records including underwater inspection before concluding this deal and have accepted the ship. The deal is now definite and outright subject only to the terms and conditions of this MOA. Buyers are, however, allowed by Sellers to inspect the records of the vessel and the vessel at any time before delivery upon request of the Buyers, but such inspections not to constitute a subject. Ship’s physical inspection will be allowed by Sellers provided practicable and feasible and costs and loss of time, if any, incurred by Sellers due to above inspections will be for Buyers’ account.

~~The Buyers have inspected and accepted the Vessel’s classification records. The Buyers have also inspected the Vessel at/in                                     on~~

~~and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.~~

~~b)*~~	~~The Buyers shall have the right to inspect the Vessel’s classification records and declare whether same are accepted or not within~~

~~The Seller shall provide for inspections of the Vessel at/in~~

~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred. The Buyers shall inspect the Vessel without opening up and without cost to the Sellers. During the inspection, the Vessel’s deck and engine leg books shall be made available for examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided the Sellers receive written notice of acceptance from the Buyers within 72 hours after completion of such inspection.~~

~~Should notice of acceptance of the Vessel’s classification records and of the Vessel not be received by the Sellers as aforesaid, the deposit together with interest earned shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.~~

~~*~~	~~4 a) and 4b) are alternatives; delete whichever is not applicable, in the absence of deletions, alternative 4a) to apply.~~
5.	Notices, time and place of delivery
a)

The Sellers shall keep the Buyers well Informed of the Vessel’s itinerary and estimated time and place of delivery and shall provide the Buyers with 30/20/15/10/7/5 days approximate as possible (depending how soon Buyers lift subject) and 3/1 days definite notice of the vessel’s estimated time of arrival at the intended place of ~~drydocking~~/underwater inspection/delivery. When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b)	The Vessel shall be delivered and taken over free of cargo, safely afloat, at a safe port, safe accessible berth or anchorage at any convenient port Worldwide in Sellers’ option.

Expected time of delivery: Between 30th April 2007 and 15th June 2007, in Sellers’ option.

Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14): 15thJune 2007, in Buyers’ option.

c)

If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 7 running days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 7 running days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date

d)

Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void

6.	~~Drydocking~~ / Divers Inspection – See also clause 17
a)**

~~The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.~~

b)**

(i) The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. ~~If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port.~~ See clause 17.

(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation*. In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society’s attendance.

(iii) If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable drydocking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5 b) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.

c)	If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above

(i) the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, those parts shall be renewed or made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.

(ii) the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel’s class*.

(iii) the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.

(iv) the Buyers’ representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.

(v) the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers’ or the Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If, however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5 b).

*	Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.
**	6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 a) to apply
7.	Spares/bunkers, etc. – See also clause 18

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board, on order and on shore.

All spare parts and spare equipment ~~including spare tail end shaft(s) and/or spare propeller(s)/propeller blade(s), if any~~, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers’ property ~~but spares on order are to be excluded.~~ Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts ~~including spare tail end-shaft(s)-and spare propeller(s)/propeller blade(s)~~ which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The ~~radio~~ communications installation and navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers.

Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc, exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Captain’s, Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire): See clause 18.

~~The Buyers-shall take over the remaining-bunkers and unused lubricating oils In storage tanks and sealed drums and pay the current net market, price (excluding barging -expenses) at the port and data of delivery of the Vessel~~ See clause 18.

Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8.	Documentation – See clause 19

The place of closing: Sellers’ designated office or bank at any time of day or night to be nominated by Sellers 10 days before actual delivery.

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers and Buyers shall furnish the Sellers with delivery documents namely: See Addendum no. 1 (See also clause 19).

~~a)~~

~~Legal Bill of Sale in a form recordable in                      (the country in which the Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages and maritime liens, or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.~~

~~b)~~	~~Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel.~~
~~e)~~	~~Confirmation of Class issued within 72 hours prior to delivery.~~
~~d)~~	~~Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances~~
~~e)~~

~~Certificate of Deletion of the Vessel from the-Vessel’s registry or other official evidence of deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately,-a-written undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 (four) weeks after the Purchase) Price has been paid and the Vessel has been delivered.~~

~~f)~~

~~Any such additional documents as may reasonably be required by-the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement~~

~~At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.~~

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessels log books but the Buyers to have the right to take copies of same from date of signing this MOA to the date of delivery provided period does not exceed three months. Buyers may also take photocopies of the Oil Record Book and SOPEP. Any and all documents between Sellers and Buyers to be in the English language except any original plans or technical data on board not in the English language to be accepted. As per line 202 the Sellers will retain Original Certificate of Registry, Original Liberian Radio Station Licence, Original Liberian CLC Certificate for deletion of vessel from flag and Original SMC Certificate. Continuous Synopsis Record to be deal with as per existing rules.

9.	Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.	Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.	Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted.

However, the Vessel shall be delivered with her class maintained without condition/recommendation*, free of average damage affecting the Vessels class, and with her classification certificates and national certificates, ~~as well as all other certificates~~ the Vessel had at the time of inspection, valid and unextended without condition/recommendation* by Class or the relevant authorities for a period of 3 (three) months from the time of delivery.

“Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken over without Inspection, the date of this Agreement shall be the relevant date.

*	Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.
12.	Name / markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.	Buyers’ default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses Incurred together with interest.

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.	Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fall to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.

Should the Sellers fall to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.	Buyers’ representative

After this Agreement has been signed by both parties and the deposit has been lodged and anyhow not earlier than 30 (thirty) days before expected delivery, the Buyers have the right to place one representative on board the Vessel at their sole risk and expense at first convenient port.

This representative is on board for the purpose of familiarisation and in the capacity of observer only, and he shall not interfere in any respect with the operation of the Vessel. The Buyers’ representative shall sign the Sellers’ letter of indemnity prior to his embarkation.

16.	Arbitration – See clause 20
~~a)*~~

~~This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final~~

~~b)*~~

~~This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Law of the State of New York and should any dispute arise out of this Agreement, the matter in dispute shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, this Agreement may be made a rule of the Court.~~

~~The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitratiors, Inc. New York.~~

~~c)*~~	~~Any Dispute arising out of this Agreement shall be referred to arbitration at , subject to the procedures applicable there. The laws of shall govern this Agreement.~~
~~*~~	~~16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.~~

Clauses 17 to 22 both inclusive as attached hereto, are to be included in this Memorandum of Agreement. This contract is drawn up and signed in two (2) Originals of the same tenor and date.

THE SELLERS:	THE BUYERS:

Appendix to Memorandum of Agreement Code – Name SALEFORM 1993

Dated 7th February 2007 M/T “RIALTO”

Clause 17

No dry-docking clause.

Buyers have the right to perform an underwater inspection before delivery as per clause 6 (b) and (c) of NSF 93 except that in the event the delivery port will not prove to be suitable for an underwater inspection, Buyers to be allowed to perform such underwater inspection at any convenient en-route port before the delivery port at Buyers’ time, cost and expenses. In case the vessel is excessively delayed due to voyage and no suitable port available for underwater inspection. Buyers have the option to accept the vessel without underwater inspection. On delivery Sellers to provide Buyers with a letter stating that to the best of their knowledge the vessel’s underwater parts have not suffered any damage from time underwater inspection has taken place till delivery of the vessel.

Clause 18

The sale to include everything belonging to the vessel onboard, on order and ashore as per cl. 7 of NSF 93. Sellers advise no spore propeller and no spare tailshaft are available. Excluded from the sale are master/officers/crew personal effects, slop chest, sellers’ hired items including but not limited to Freon, oxygen and acetylene bottles, company log books and stationary forms and records, all certificates of insurances and financial responsibities, mortgage documents, company manuals and company technical library of books and videos, digital camera (if any), computer licensed software except those required for the loading/discharging computer.

A tripartite bunker survey between Sellers, Buyers and Charterers to be carried out and signed by all three parties.

Such bunker survey, incorporating the relevant prices, shall be signed without actual remittance. Charterers to accept the same quantity and price for delivery into the t/c. Quantities and prices on redelivery to be handled as per c/p. Furthermore, Buyers to take over and pay for unused luboils in storage tanks and sealed drums only, as per the latest supplier’s cataloged price less 30% discount . The payment under this clause shall be made at the same time and place and in the same currency as the purchase price.

Clause 19

In exchange for payment of the purchase price the sellers shall furnish the Buyers with delivery documents.

A list of such delivery documents to be discussed and drawn up as an addendum to the MOA within a week after the deposit has been lodged. Similarly, Sellers will require a number of document from Buyers that shall be listed in the same addendum. At the time of delivery the Sellers shall hand to the Buyers the classification certificate (s) (except those which must be compulsorily returned back to class) as well as all plans, manuals etc which are onboard of the vessel. Other certificates which are onboard the vessel shall also be handed over to the Buyers unless the sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation, manuals, drawings, plans etc pertaining to the vessel, in the sellers possession shall be forwarded to the buyers at Buyers’ cost.

Clause 20

Arbitration in London and English law to apply.

Arbitration clause of NSF 93 is deleted and to read instead as follows:

This M.O.A. shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this moa shall referred to arbitration in London in accordance with the arbitration act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this clause.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

Clause 21

Delivery is to include, minimum 36 months maximum 40 months in Charterers’ option, timecharter back to Sellers, Magellano Marine C.V, as economic owners of Marco Polo Seatrade B.V.(Sellers) or to Sellers’ nominated company at the charter rate of Usd 23.000/day (Twenty three thousand USA dollars per day all inclusive). Charterers have the right to relet the vessel throughout the entire charter period. The charter-party to be mutually agreed and issued simultaneously with the MOA and to be signed by both parties together with the MOA, before 10 pct deposit of the purchase price has been lodged. The charter-party is only subject to Buyers’ subject lifting under the MOA otherwise no other subjects are in place by Charterers and Owners.

Sellers will provide performance guarantee from a known entity of the Sellers’ group of company. The Charter Party to be agreed is on basis of the current Charter Party which the vessel is currently employed before the sale, with logical and minor adjustments as required by the Buyers.

Clause 22

This deal is subject to Buyers B.O.D. approval, which to be lifted within 27th April 2007.

THE SELLERS:	THE BUYERS
Marco Polo Seatrade B.V.
By: ATC Management B.V.	/s/ Illegible
By: Illegible
/s/ B. Arendsen	Title: Attorney-In-Fact
B. Arendsen Proxyholder A

/s/ A.G.M. Nagelmaker
A.G.M. Nagelmaker
Managing Director